Exhibit 5.1

200 Clarendon Street Boston, Massachusetts 02116 Tel: +1.617.948.6000 Fax: +1.617.948.6001 www.lw.com

FIRM / AFFILIATE OFFICES
July 15, 2025 MiNK Therapeutics, Inc. 149 Fifth Avenue, Suite 500 New York, NY 10010	Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo Washington, D.C.

Re: Registration Statement on Form S-3 (No. 333-268143); Shares of Common Stock, par value $0.00001 per share, having an aggregate offering price of up to $50.0 million

To the addressee set forth above:

We have acted as special counsel to MiNK Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale through B. Riley Securities, Inc., as sales agent (“Sales Agent”), from time to time by the Company of shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), having an aggregate offering price of up to $50.0 million (the “Shares”), to be issued pursuant to a registration statement on Form S-3 originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 3, 2022 (Registration No. 333-268143) (as so filed and amended, the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the related prospectus supplement, dated as of the date hereof, filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”), and that certain At Market Issuance Sales Agreement, dated July 15, 2025, by and between the Company and the Sales Agent (the “Sales Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

July 15, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that upon the completion of all Corporate Proceedings (as defined below) relating to the Shares, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Sales Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL, (ii) upon the issue of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation and (iii) certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Directors of the Company or a committee thereof established by the Board of Directors of the Company with the authority to issue and sell Shares pursuant to the Sales Agreement in accordance with the DGCL, the Company’s Amended and Restated Certificate of Incorporation, the Bylaws of the Company and certain resolutions of the Board of Directors of the Company and, as applicable, a committee thereof (such approvals referred to herein as, the “Corporate Proceedings”) prior to the issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated July 15, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP